Exhibit 99.1

Contact:	Christopher T. Grubb
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER

EARNINGS PER SHARE OF $0.06

•	Year to date advisory revenues up 11% compared to prior year despite a significant decline in global M&A activity generally; quarterly advisory revenues of $47.0 million, down 35% compared to prior year’s third quarter due to a reduction in significant transaction closings

•	Pre-tax profit margin of 24% year to date and 7% for the quarter, an improvement over the prior year to date figure despite reduced transaction activity generally

•	Margin reflects year to date compensation ratio of 55%, driven by a quarterly ratio above our historic norm due to low quarterly revenue, offset by lower non-compensation ratio

•	Repurchased 186,139 shares of our common stock and equivalents during the third quarter and 1,068,173 shares year to date, resulting in a slightly reduced share count year to date

•	Announced expansion to Brazil with the opening of an office in São Paulo, which will be led by a senior Brazilian banker who will build out a local team

•	Expanded Australia team by recruiting two Managing Directors

NEW YORK, October 17, 2013 – Greenhill & Co., Inc. (NYSE: GHL) today reported total revenues of $44.5 million, net income allocated to common stockholders of $1.8 million and diluted earnings per share of $0.06 for the quarter ended September 30, 2013.

The Firm’s third quarter 2013 total revenues compare to total revenues of $62.7 million for the third quarter of 2012, which represents a decrease of $18.2 million, or 29%. Advisory revenues for the quarter were $47.0 million compared to $72.7 million for the third quarter of 2012. Investment revenues for the third quarter of 2013 were negative $2.4 million compared to negative $10.0 million in the third quarter of 2012.

For the nine months ended September 30, 2013, total revenues were $210.8 million compared to $192.8 million for the comparable period in 2012, an increase of 9%. Advisory revenues for the nine months ended September 30, 2013 were $211.5 million compared to $191.2 million over the same year to date period in 2012. Investment revenues for the nine months ended September 30, 2013 were negative $0.7 million compared to a gain of $1.6 million for the same period in 2012.

The Firm’s third quarter net income allocated to common stockholders of $1.8 million and diluted earnings per share of $0.06 compared to net income allocated to common stockholders of $8.6 million and diluted earnings per share of $0.28 in the third quarter of 2012. On a year to date basis, net income allocated to common stockholders was $30.9 million through September 30, 2013 compared to $27.0 million for the comparable period in 2012, which represents an increase of $3.9 million, or 15%. Diluted earnings per share for the nine months ended September 30, 2013 were $1.03 compared to $0.88 for the same period in 2012.

The Firm’s revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the size of investment gains (or losses), and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“The third quarter was a slow one for transaction completions for both the market generally and our Firm, yet we generated significant advisory revenue from a variety of client activities and remained on track for another year of substantial market share gains. Year to date our advisory revenue is up 11%, which is very favorable relative to a market where in comparison to last year the number of year to date completed M&A transactions is down 13%, the number of completed $1 billion or greater transactions is down 15% and completed transaction volume (the sum of all deal sizes) is down 2%.1 Earnings announcements from our nine large bank competitors for the year to date look on track to show double digit declines in advisory revenue for the year to September 30, and larger declines for the full year, in sharp contrast to our more favorable results. Our year to date advisory revenue growth was driven by more major advisory roles, and commensurately larger fees, than last year, which has more than offset a decline in the number of transaction announcements. North America continues to be our strongest region, although we have seen significant improvement in Europe recently. M&A completions continue to be the primary source of revenue for our Firm, with less from M&A announcement fees and with financing and restructuring advisory activity down meaningfully despite some important roles particularly in Europe,” Robert F. Greenhill, Chairman, said.

[1]	The number of transactions excludes transactions less than $100,000. Source: Thomson Financial as of October 17, 2013.

“Consistent with the view we have expressed all year, 2013 is turning out to be another relatively quiet one in terms of global transaction activity, with global M&A volume still about half of what it was at the 2007 peak and European activity down considerably more. Despite that challenging market, 2013 is on track to be another solid one for our Firm, in which we will achieve each of our four ongoing objectives. Our advisory revenue year to date demonstrates a continued significant gain in market share relative to our largest competitors. For the full year, we continue to expect our advisory revenue to be up slightly, or at least very close to last year’s level, which should be in stark contrast to the results of our large competitors, whose results relative to last year will likely worsen from year to date levels given the challenging comparison to last year’s tax driven rush of fourth quarter transaction completions. Our pretax margin is 24% for the year to date, better than the prior year period and well above the comparable margins reported by our closest peers. Our dividend remains solid, as it requires only about half of our operating cash flow even at this year’s low levels of transaction activity. And we have already purchased sufficient shares to maintain a flat share count for the year, as we have now done for nearly 10 years as a public company. All of our financial performance metrics are poised for significant improvement as and when transaction activity generally picks up, and our growing market share will more fully pay off at that time. While nobody can predict when that pick-up in activity will occur, we are encouraged by several significant transaction announcements with which we have been involved in recent weeks, as well as by a continued high level of strategic dialogue with our clients. Meanwhile, we will continue to expand our capabilities, as we recently did by opening an office in Brazil and adding two additional senior bankers in Australia, to further position the Firm to benefit as and when transaction activity accelerates,” Scott L. Bok, Chief Executive Officer, commented.

Revenues

Revenues by Source

The following provides a breakdown of total revenues by source for the three and nine month periods ended September 30, 2013 and 2012, respectively:

	For the Three Months Ended
	September 30, 2013		September 30, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$47.0	105%	$72.7	116%
Investment revenues	(2.4)	(5)%	(10.0)	(16)%

Total revenues	$44.6	100%	$62.7	100%

	For the Nine Months Ended
	September 30, 2013		September 30, 2012
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Advisory revenues	$211.5	100%	$191.2	99%
Investment revenues	(0.7)	—%	1.6	1%

Total revenues	$210.8	100%	$192.8	100%

Advisory Revenues

Advisory revenues were $47.0 million in the third quarter of 2013 compared to $72.7 million in the third quarter of 2012, a decrease of 35%. The decrease in advisory revenues in the third quarter of 2013 as compared to the same period in 2012 resulted primarily from a decrease in transaction advisory fees due to fewer announced and completed assignments.

For the nine months ended September 30, 2013, advisory revenues were $211.5 million compared to $191.2 million for the comparable period in 2012, representing an increase of 11%. This increase resulted principally from an increase in the size of completed assignments and associated fees, offset in part by a decrease in announcement and opinion fees and retainer fees. At the same time, for the first nine months of 2013 compared to the same period in the prior year, worldwide completed M&A volume decreased by 2%, the number of completed transactions decreased by 13% and the number of $1 billion or greater completed transactions decreased by 15%.2

Completed assignments in the third quarter of 2013 included:

•	the representation of American Roads LLC in connection with its pre-packaged Chapter 11 proceedings;

•	the balance sheet restructuring of CPP Group plc;

•	the sale of Dentsu Inc.’s retail data analytics subsidiary Aztec, to IRI;

•	the merger of Det Norske Veritas of Norway with Germanischer Lloyd of Germany;

•	the sale of Elders Limited’s Futuris Automotive to Clearlake Capital;

•	the representation of Schenck Process Holding GmbH on the refinancing of its existing senior and mezzanine syndicated facilities; and

•	the sale by Suncorp Group Ltd of a portfolio of corporate and property loans to Goldman Sachs Group Inc.

During the third quarter of 2013, our capital advisory group served as global placement agent on behalf of private equity and real estate funds for one final closing and five interim closings of limited partnership interests in such funds.

The Firm announced in early October its expansion to Brazil with the recruitment of Daniel Wainstein (who had previously served as Head and later Chairman of Goldman Sachs’ investment banking business in Brazil) as a Managing Director in São Paulo. Mr. Wainstein will head the new office and focus on both cross-border and domestic Brazilian transactions.

The Firm also announced recently the addition of Michelle Jablko (former Managing Director of UBS AG), who will join the Firm as a senior member of our Australian advisory team, based in Melbourne, as well as Jason Valmadre (former Head of Equity Capital Markets at the Royal Bank of Scotland), who will join the Firm in Sydney to focus on equity financing advisory.

[2]	Source: Thomson Financial as of October 17, 2013.

Investment Revenues

For the third quarter of 2013, the Firm recorded an investment loss of $2.4 million compared to an investment loss of $10.0 million in the third quarter of 2012. The decrease in the investment loss in the third quarter of 2013 as compared to the same period in 2012 principally resulted from a smaller decline in the quoted market value of Iridium Communications Inc. (“Iridium”) during the third quarter of 2013 as compared to the same period in 2012.

For the nine months ended September 30, 2013, the Firm recorded an investment loss of $0.7 million compared to an investment gain $1.6 million for the nine months ended September 30, 2012. The decrease in investment revenues of $2.3 million resulted principally from a year to date loss in our investments in merchant banking funds in 2013 as compared to a gain in 2012 offset, in part, by a year to date gain in the quoted market value of Iridium in 2013 as compared to a loss in 2012.

The following table sets forth additional information relating to our investment revenues:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions, unaudited)
Net realized and unrealized gain (loss) in Iridium	$(3.2)	$(10.8)	$1.3	$(1.2)
Net realized and unrealized gains (losses) on investments in merchant banking funds	0.4	0.1	(3.0)	1.3
Deferred gain on sale of certain merchant banking assets	0.1	0.1	0.2	0.2
Interest income	0.3	0.6	0.8	1.3

Total investment revenues	$(2.4)	$(10.0)	$(0.7)	$1.6

During the third quarter of 2013, we continued the liquidation of our investment in Iridium with the sale of 1,763,387 shares at an average price of $7.26 per share for proceeds of $12.8 million. For the nine months ended September 30, 2013 we have sold 3,488,387 shares of Iridium at an average price of $7.04 per share for proceeds of $24.6 million.

At September 30, 2013, our remaining investments consisted principally of our investment in Iridium, which had a value of $11.0 million, and our remaining investments in previously sponsored and other merchant banking funds of $11.3 million. The Firm’s stake in Iridium has been further significantly reduced since the end of the quarter and will be entirely liquidated soon. The remaining merchant banking fund investments are expected to be liquidated in several small steps over the next few years as the relevant fund managers seek to realize value. The Firm has no remaining commitments to make principal investments, and it does not intend to make any going forward.

The investment gains (or losses) from our investment in Iridium and our investments in our historic merchant banking funds may fluctuate significantly over time due to factors beyond our control, such as performance of each company in our merchant banking portfolio, equity market valuations, and merger and acquisition opportunities. Revenues recognized from gains (or losses) recorded in any particular period are not necessarily indicative of revenues that may be realized and/or recognized in future periods.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2013 were $41.6 million, which compared to $48.8 million of total operating expenses for the third quarter of 2012. This represents a decrease in total operating expenses of $7.2 million, or 15%, and resulted from decreases in both our compensation and benefits expenses in line with decreased revenues and our non-compensation expenses as described in more detail below. The pre-tax profit margin for the third quarter of 2013 was 7% as compared to 22% for the third quarter of 2012.

For the nine months ended September 30, 2013, total operating expenses were $160.8 million, compared to $150.4 million of total operating expenses for the same period in 2012. The increase in total operating expenses of $10.4 million, or 7%, related principally to higher compensation and benefits expenses offset by a decrease in non-compensation expenses as described in more detail below. The pre-tax profit margin for the nine months ended September 30, 2013 was 24% as compared to 22% for the same period in 2012.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions, unaudited)
Employee compensation and benefits expense	$27.1	$33.3	$115.2	$102.9
% of revenues	61%	53%	55%	53%
Non-compensation expense	14.5	15.5	45.6	47.5
% of revenues	33%	25%	22%	25%
Total operating expense	41.6	48.8	160.8	150.4
% of revenues	93%	78%	76%	78%
Total income before tax	2.9	14.0	50.0	42.3
Pre-tax profit margin	7%	22%	24%	22%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2013 were $27.1 million, which reflected a 61% ratio of compensation to revenue. This amount compared to $33.3 million for the third quarter of 2012, which reflected a 53% ratio of compensation to revenues. The decrease of $6.2 million, or 19%, resulted principally from a reduction in the annual cash bonus accrual commensurate with the decline in revenues in the third quarter of 2013 compared to the same period in 2012. The increase in the ratio of compensation to revenues in the third quarter of 2013 as compared to the same period in 2012 resulted from the effect of lower compensation costs spread over significantly lower revenues.

For the nine months ended September 30, 2013, our employee compensation and benefits expenses were $115.2 million compared to $102.9 million for the same period in the prior year. The increase of $12.3 million, or 12%, resulted principally from the increase in revenues in the first nine months of 2013 as compared to the same period in the prior year. On a year to date basis the ratio of compensation expense to revenues was 55% for the first nine months of 2013 compared to 53% for the same nine month period in 2012.

Our compensation expense is generally based upon revenue and can fluctuate materially in any particular period depending upon the changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $14.5 million in the third quarter of 2013 compared to $15.5 million in the third quarter of 2012, reflecting a decrease of $1.0 million. The decrease in non-compensation expenses principally resulted from the benefit of lower amortization of the Australian intangible assets, which were fully amortized in the first quarter of 2013, and lower other general operating costs offset by an increase in travel expenses associated with new business activities.

For the nine months ended September 30, 2013, our non-compensation expenses were $45.6 million compared to $47.5 million for the same period in 2012, representing a decrease of $1.9 million, or 4%. Similar to the third quarter results, the decrease in non-compensation expenses for the nine month period ended September 30, 2013 was principally attributable to the aforementioned benefit of the completion of the amortization period of the Australian intangible assets and lower other general operating costs offset by increased travel costs associated with new business activities.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2013 were 33% compared to 25% for the same period in 2012. The increase in non-compensation expenses as a percentage of revenues resulted principally from the spreading of lower costs over significantly lower revenues earned during the third quarter of 2013 as compared to the same period in 2012.

Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2013 were 22% compared to 25% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenues resulted from the spreading of lower costs over increased revenues in the first nine months of 2013 as compared to the same period in 2012.

The Firm’s non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of short-term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

During the third quarter of 2013, the provision for income taxes was $1.2 million, which reflected an effective tax rate of 39%. This compared to a provision for income taxes in the third quarter of 2012 of $5.4 million, which reflected an effective tax rate of 39%. The decrease in the provision for income taxes in the third quarter of 2013 as compared to the same period in 2012 was attributable to lower pre-tax income. The effective tax rates for the third quarters of 2013 and 2012 were comparable.

For the nine months ended September 30, 2013, the provision for income taxes was $19.1 million, which reflected an effective tax rate of 38%. This compared to a provision for income taxes for the nine months ended September 30, 2012 of $15.3 million, at an effective tax rate of 36% for the period. The increase in the provision for income taxes in the nine months ended September 30, 2013 as compared to the same period in 2012 was due to both higher pre-tax income and a higher effective tax rate related to the reduction of the benefit from the non-deductible capital losses from the sale of Iridium shares held by our European affiliate.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and investment income earned and the tax rate imposed in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2013, we had cash of $30.3 million, investments of $22.3 million and short-term debt of $36.4 million.

During the third quarter, the Firm repurchased 152,503 shares of its common stock in open market purchases and 33,636 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $49.23 per share, for a total cost of $9.2 million. For the nine months ended September 30, 2013, the Firm has repurchased 853,870 shares of its common stock in open market purchases and 214,303 restricted stock units from employees at the time of vesting to settle tax liabilities, or in aggregate 1,068,173 common shares and common stock equivalents at an average price of $51.30 per share, for a total cost of $54.8 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 18, 2013 to common stockholders of record on December 4, 2013.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, October 17, 2013, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s third quarter 2013 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 9640128. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10035051. The webcast will be archived on Greenhill’s website for 30 days after the call.

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2012. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Advisory revenues	$46,983	$72,757	$211,496	$191,160
Investment revenues	(2,440)	(10,010)	(672)	1,594

Total revenues	44,543	62,747	210,824	192,754
Expenses
Employee compensation and benefits	27,073	33,290	115,202	102,932
Occupancy and equipment rental	4,672	4,627	13,322	13,370
Depreciation and amortization	861	1,775	3,612	5,463
Information services	2,042	2,103	6,020	6,192
Professional fees	1,297	1,304	4,050	4,038
Travel related expenses	2,879	2,270	9,360	8,359
Interest expense	241	242	769	750
Other operating expenses	2,529	3,158	8,453	9,337

Total expenses	41,594	48,769	160,788	150,441
Income before taxes	2,949	13,978	50,036	42,313
Provision for taxes	1,152	5,389	19,134	15,348

Consolidated net income	1,797	8,589	30,902	26,965
Less: Net income (loss) allocated to noncontrolling interests	—	—	—	—

Net income allocated to common stockholders	$1,797	$8,589	$30,902	$26,965

Average shares outstanding:
Basic	29,792,997	30,252,342	30,094,966	30,611,270
Diluted	29,805,553	30,260,808	30,122,352	30,618,837
Earnings per share:
Basic	$0.06	$0.28	$1.03	$0.88
Diluted	$0.06	$0.28	$1.03	$0.88
Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35